Exhibit 8.2

[●], 2020

[Letterhead of Sullivan & Cromwell LLP]

Texas Capital Bancshares, Inc.

2000 McKinney Avenue Suite 700

Dallas, Texas 75201

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Independent Bank Group, Inc., a Texas corporation (“IBTX”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction between IBTX and Texas Capital Bancshares, Inc., a Delaware corporation (“TCBI”).

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the merger to U.S. holders of TCBI common stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,